Exhibit 99.1

Contacts	Media	Analysts		Investors
	Brian Bretsch 314.554.4135 bbretsch@ameren.com	Doug Fischer 314.554.4859 dfischer@ameren.com	Matt Thayer 314.554.3151 mthayer@ameren.com	Investor Services 800.255.2237 invest@ameren.com

For Immediate Release

Ameren Announces Second Quarter 2012 Results

2012 Earnings Guidance Range Raised

•	Second Quarter 2012 Core (Non-GAAP) EPS Were $0.73

•	Second Quarter 2012 GAAP EPS Were $0.87

•	2012 Core (Non-GAAP) EPS Guidance Range Raised to $2.25 to $2.55; GAAP Range Now $0.70 to $1.00

ST. LOUIS, Aug. 2, 2012 — Ameren Corporation (NYSE: AEE) today announced second quarter 2012 net income in accordance with generally accepted accounting principles (GAAP) of $211 million, or 87 cents per share, compared to second quarter 2011 GAAP net income of $138 million, or 57 cents per share. Excluding certain items discussed below, Ameren recorded second quarter 2012 core (non-GAAP) net income of $177 million, or 73 cents per share, compared to second quarter 2011 core (non-GAAP) net income of $143 million, or 59 cents per share.

The increase in second quarter 2012 core (non-GAAP) earnings, compared to second quarter 2011 core (non-GAAP) earnings, reflected increased earnings from regulated utility operations partially offset by decreased earnings from merchant generation operations. Regulated utility earnings were positively impacted by a favorable Federal Energy Regulatory Commission (FERC) order related to a disputed Ameren Missouri power purchase agreement that expired in 2009, the absence in 2012 of a 2011 Ameren Missouri charge to earnings related to the fuel adjustment clause, and 2011 Missouri electric and 2012 Illinois gas rate adjustments. Other factors having a favorable effect on the regulated utility earnings comparison included reduced storm-related costs and increased electric sales to native load customers resulting from warmer temperatures. Merchant generation earnings were negatively impacted by lower market prices for electricity.

“Second quarter earnings benefited from warmer-than-normal temperatures, a FERC order related to a disputed power purchase agreement, and continued disciplined management of our costs,” said Thomas R. Voss, chairman, president and CEO of Ameren Corporation. “The positive earnings impact of warm second quarter weather partially offset the negative impact of mild first quarter weather. Given our second quarter results, we are raising our guidance for 2012 core earnings to a range of $2.25 to $2.55 per share from our prior range of $2.20 to $2.50 per share.

“During the current extended period of very warm weather, which began with record temperatures in May, our utility systems have performed well, demonstrating the value of the significant reliability investments we have made in recent years. I commend our employees for their determination, skill and focus on safety exhibited under difficult working conditions,” Voss added.

For the six months ended June 30, 2012, Ameren recorded a GAAP net loss of $192 million, or 79 cents per share, compared to GAAP net income of $209 million, or 87 cents per share, for the six months ended June 30, 2011. Excluding certain items that are discussed below, Ameren recorded core (non-GAAP) net income of $230 million, or 95 cents per share, for the first six months of 2012, compared to core (non-GAAP) net income of $203 million, or 84 cents per share, for the first six months of 2011.

The increase in core (non-GAAP) earnings for the first six months of 2012, compared to core (non-GAAP) earnings for the first six months of 2011, reflected the factors noted above in the discussion of second quarter 2012 results. The comparison of first half 2012 earnings to first half 2011 earnings was also negatively impacted by reduced electric and gas sales as a result of milder first quarter 2012 temperatures.

The following items were excluded from second quarter and six month 2012 and 2011 core (non-GAAP) earnings, as applicable:

•	A noncash asset impairment charge related to the Duck Creek Energy Center, which decreased the merchant generation business segment’s net income by $377 million in the first six months of 2012.

•

A noncash change in income tax benefit, related to the asset impairment discussed above, resulting from the requirement to recognize interim period income tax expense using the annual estimated effective rate. This item increased net income by $42 million in the second quarter of 2012 and decreased net income by $43 million in the first six months of 2012 but is expected to have no impact on full-year 2012 earnings.

•

The net effect of unrealized mark-to-market activity, primarily related to non-qualified power and fuel-related hedges, which decreased net income by $8 million and $5 million in the second quarters of 2012 and 2011, respectively, and decreased net income by $2 million in the first six months of 2012 and increased net income by $6 million in the first six months of 2011.

A reconciliation of GAAP to core (non-GAAP) earnings per share is as follows:

	Second Quarter		Six Months
	2012	2011	2012	2011
GAAP earnings (loss) per share	$0.87	$0.57	$(0.79)	$0.87
Asset impairment charge	—	—	1.55	—
Decrease (increase) in tax benefit related to asset impairment and annual estimated effective income tax rate	(0.18)	—	0.18	—
Net unrealized mark-to-market activity, (gain) loss	0.04	0.02	0.01	(0.03)
Core (non-GAAP) earnings per share	$0.73	$0.59	$0.95	$0.84

2012 Earnings Guidance

Ameren today also increased its guidance for full-year 2012 core (non-GAAP) earnings to a range of $2.25 to $2.55 per share, compared to the prior range of $2.20 to $2.50 per share. Core (non-GAAP) earnings guidance excludes the asset impairment charge of $1.55 per share discussed above. GAAP 2012 earnings are now expected to be in the range of $0.70 to $1.00 per share, compared to the prior range of $0.65 to $0.95 per share. This increase in the 2012 earnings guidance range reflected warmer-than-normal second quarter temperatures and the favorable FERC order related to a disputed power purchase agreement. Any net unrealized mark-to-market gains or losses will impact GAAP earnings but are excluded from GAAP earnings guidance because the company is unable to reasonably estimate the impact of any such gains or losses. Core

(non-GAAP) earnings and guidance also exclude any net unrealized mark-to-market gains or losses.

Ameren expects its businesses to provide the following contributions to 2012 core (non-GAAP) earnings per share:

Regulated Utilities	$2.20 - $2.40
Merchant Generation	0.05 - 0.15
2012 Core (Non-GAAP) Earnings Guidance Range	$2.25 - $2.55

Ameren’s earnings guidance for 2012 assumes normal temperatures for the second half of the year. July 2012 temperatures were much warmer than normal. In addition, Ameren’s future results are subject to the effects of, among other things, regulatory decisions and legislative actions; energy center operations; energy, economic, and capital and credit market conditions; severe storms; unusual or otherwise unexpected gains or losses; and other risks and uncertainties outlined, or referred to, in the Forward-looking Statements section of this press release.

Ameren Missouri Segment Results

Ameren Missouri segment GAAP and core (non-GAAP) earnings were $143 million for the second quarter of 2012, compared to $90 million for the second quarter of 2011. The increase in earnings reflected a favorable FERC order related to a disputed power purchase agreement that expired in 2009, the absence in 2012 of a 2011 charge to earnings related to the fuel adjustment clause, and new electric rates effective in late July 2011. Other factors having a favorable effect on second quarter 2012 earnings included an increase in kilowatthour sales to native load customers due to warmer temperatures, and reduced storm-related costs. The positive effects of the above factors were partially offset by increased depreciation and amortization expense.

Ameren Illinois Segment Results

Ameren Illinois segment second quarter 2012 GAAP earnings were $32 million, compared to second quarter 2011 GAAP earnings of $37 million. Second quarter 2012 core (non-GAAP) earnings were $33 million, compared to second quarter 2011 core (non-GAAP) earnings of $37 million. The decrease in core (non-GAAP) earnings in the second quarter of 2012 reflected increased reliability spending, excluding storm-related costs, and higher other taxes. The negative effects of the above factors were partially offset by new natural gas delivery rates effective in January 2012, an increase in kilowatthour sales due to warmer temperatures, and lower financing costs. The GAAP earnings comparison was affected by the factors mentioned above and by a $1 million loss from net unrealized mark-to-market activity in the second quarter of 2012.

Merchant Generation Segment Results

Merchant generation segment second quarter 2012 GAAP losses were $5 million, compared to second quarter 2011 GAAP earnings of $15 million. Core (non-GAAP) losses for the second quarter of 2012 were $2 million, compared to second quarter 2011 core (non-GAAP) earnings of $20 million. The decrease in core (non-GAAP) earnings reflected lower market prices for electricity. This negative factor was partially offset by reduced plant maintenance costs and depreciation expenses. The GAAP earnings comparison was affected by the factors mentioned above and by a second quarter 2012 noncash income tax benefit related to the first quarter 2012 Duck Creek Energy Center asset impairment charge. This income tax benefit increased second quarter 2012 GAAP earnings by $3 million and was the result of the requirement to recognize interim period income tax expense using the annual estimated effective rate. The item is expected to have no impact on full-year 2012 merchant generation segment earnings. The GAAP earnings also included losses of $6 million and $5 million in the second quarters of 2012 and 2011, respectively, from net unrealized mark-to-market activity.

Ameren Other

In addition to the factors noted in the above segment discussions, second quarter 2012 GAAP earnings for Ameren were increased by a second quarter 2012 noncash income tax benefit of $39 million related to the first quarter 2012 Duck Creek Energy Center asset impairment charge. This income tax benefit was the result of the requirement to recognize interim period income tax expense using the annual estimated effective rate. The first half 2012 $45 million decrease in income tax benefit related to this asset impairment charge is projected to fully reverse over the balance of this year.

Analyst Conference Call

Ameren will conduct a conference call for financial analysts at 9 a.m. Central Time on Thursday, Aug. 2, to discuss second quarter 2012 earnings and other matters. Investors, the news media and the public may listen to a live Internet broadcast of the call at Ameren.com by clicking on “Q2 2012 Ameren Corporation Earnings Conference Call,”

followed by the appropriate audio link. An accompanying slide presentation will be available on Ameren’s website. This presentation will be posted in the “Investors” section of the website under “Webcasts & Presentations.” The analyst call will also be available for replay on the Internet for one year. In addition, a telephone playback of the conference call will be available beginning at approximately noon Central Time from Aug. 2 through Aug. 9, by dialing U.S. 877.660.6853 or international 201.612.7415, and entering account number 352 and ID number 397661.

With assets of $23 billion, St. Louis-based Ameren Corporation owns a diverse mix of electric energy centers strategically located in our Midwest market, with a generating capacity of 15,900 megawatts. Through our Missouri and Illinois subsidiaries, we serve 2.4 million electric customers and more than 900,000 natural gas customers in a 64,000-square-mile area. Our mission is to meet our customers’ energy needs in a safe, reliable, efficient and environmentally-responsible manner. For more information, visit Ameren.com.

Regulation G Statement

Ameren has presented certain information in this release on a diluted cents per share basis. These diluted per share amounts reflect certain factors that directly impact Ameren’s total earnings per share. The core (non-GAAP) earnings per share and core (non-GAAP) earnings per share guidance exclude one or more of the following: asset impairment charges, change in income tax benefit and net unrealized mark-to-market gains or losses. Ameren uses core (non-GAAP) earnings internally for financial planning and for analysis of performance. Ameren also uses core (non-GAAP) earnings as primary performance measurements when communicating with analysts and investors regarding our earnings results and outlook, as the company believes that core (non-GAAP) earnings allow the company to more accurately compare its ongoing performance across periods.

In providing consolidated and segment core (non-GAAP) earnings guidance, there could be differences between core (non-GAAP) earnings and earnings prepared in accordance with GAAP as a result of our treatment of certain items, such as those listed above. Ameren is unable to estimate the impact, if any, on future GAAP earnings of such items.

Forward-looking Statements

Statements in this release not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors, in addition to those discussed under Risk Factors in Ameren’s Form 10-K for the year ended December 31, 2011, and elsewhere in this release and in our other filings with the Securities and Exchange Commission, could cause actual results to differ materially from management expectations suggested in such forward-looking statements:

•

regulatory, judicial, or legislative actions, including changes in regulatory policies and ratemaking determinations, such as the outcome of Ameren Missouri’s and Ameren Illinois’ electric rate cases filed in 2012; Ameren Missouri’s fuel adjustment clause prudence review and the related request for an accounting authority order; Ameren Illinois’ expected request for rehearing of a July 2012 FERC order requiring a refund to transmission services customers; and future regulatory, judicial, or legislative actions that seek to change regulatory recovery mechanisms, such as the Illinois Energy Infrastructure Modernization Act (IEIMA), which provides for formula ratemaking in Illinois;

•

the effect of Ameren Illinois participating in a new performance-based formula ratemaking process under the IEIMA, the related financial commitments required by the IEIMA and the resulting uncertain impact on the financial condition, results of operations and liquidity of Ameren Illinois;

•	the effects of, or changes to, the Illinois power procurement process;

•	changes in laws and other governmental actions, including monetary, fiscal, and tax policies;

•

changes in laws or regulations that adversely affect the ability of electric distribution companies and other purchasers of wholesale electricity to pay their suppliers, including Ameren Missouri and Ameren Energy Marketing Company;

•

the effects of increased competition in the future due to, among other things, deregulation of certain aspects of our business at both the state and federal levels, and the implementation of deregulation;

•

the effects on demand for our services resulting from technological advances, including advances in energy efficiency and distributed generation sources, which generate electricity at the site of consumption;

•	increasing capital expenditure and operating expense requirements and our ability to recover these costs;

•

the cost and availability of fuel such as coal, natural gas and enriched uranium used to produce electricity; the cost and availability of purchased power and natural gas for distribution; and the level and volatility of future market prices for such commodities, including the ability to recover the costs for such commodities;

•	the effectiveness of our risk management strategies and the use of financial and derivative instruments;

•	the level and volatility of future prices for power in the Midwest;

•	the development of a capacity market within the Midwest Independent Transmission System Operator, Inc. (MISO) and the outcomes of MISO’s inaugural capacity auction in 2013;

•	business and economic conditions, including their impact on interest rates, bad debt expense, and demand for our products;

•

disruptions of the capital markets, deterioration in our credit metrics, or other events that make our access to necessary capital, including short-term credit and liquidity, impossible, more difficult, or more costly;

•	our assessment of our liquidity;

•	the impact of the adoption of new accounting guidance and the application of appropriate technical accounting rules and guidance;

•	actions of credit rating agencies and the effects of such actions;

•	the impact of weather conditions and other natural phenomena on us and our customers;

•	the impact of system outages;

•	generation, transmission and distribution asset construction, installation, performance, and cost recovery;

•	the effects of our increasing investment in electric transmission projects and uncertainty as to whether we will achieve our expected returns in a timely fashion, if at all;

•	the extent to which Ameren Missouri prevails in its claims against insurers in connection with its Taum Sauk pumped-storage hydroelectric energy center incident;

•	the extent to which Ameren Missouri is permitted by its regulators to recover in rates the investments it made in connection with a proposed second unit at its Callaway Energy Center;

•	impairments of long-lived assets, intangible assets, or goodwill;

•

operation of Ameren Missouri’s Callaway Energy Center, including planned and unplanned outages, decommissioning costs and potential increased costs because of Nuclear Regulatory Commission orders to address nuclear plant readiness as a result of nuclear-related developments in Japan in 2011;

•	the effects of strategic initiatives, including mergers, acquisitions and divestitures and any related tax implications;

•

the impact of current environmental regulations on utilities and power generating companies and new, more stringent or changing requirements, including those related to greenhouse gases, other emissions, cooling water intake structures, coal combustion residuals, and energy efficiency, that are enacted over time and that could limit or terminate the operation of certain of our generating units, increase our costs, result in an impairment of our assets, reduce our customers’ demand for electricity or natural gas, or otherwise have a negative financial effect;

•	the impact of complying with renewable energy portfolio requirements in Missouri;

•	labor disputes, workforce reductions, future wage and employee benefits costs, including changes in discount rates and returns on benefit plan assets;

•	the inability of our counterparties and affiliates to meet their obligations with respect to contracts, credit facilities and financial instruments;

•	the cost and availability of transmission capacity for the energy generated by our energy centers or required to satisfy energy sales made by us;

•	legal and administrative proceedings; and

•	acts of sabotage, war, terrorism, cybersecurity attacks or intentionally disruptive acts.

Given these uncertainties, undue reliance should not be placed on these forward-looking statements. Except to the extent required by the federal securities laws, we undertake no obligation to update or revise publicly any forward-looking statements to reflect new information or future events.

# # #

AMEREN CORPORATION (AEE)

Reconciliation of GAAP to Core (Non-GAAP) Earnings (Loss) Attributable to Ameren Corporation

(Unaudited, in millions, except per share amounts)

				Other /	Ameren Corp.
	Ameren Missouri	Ameren Illinois	Merchant Generation	Intersegment Eliminations	Earnings (Loss)	Per Share

Three Months Ended June 30,
2012 GAAP earnings (loss)	$143	$32	$(5)	$41	$211	$0.87
Increase in tax benefit related to asset impairment and annual estimated effective income tax rate	-	-	(3)	(39)	(42)	(0.18)
Net unrealized mark-to-market activity loss	-	1	6	1	8	0.04

2012 Core (non-GAAP) earnings (loss)	$143	$33	$(2)	$3	$177	$0.73

2011 GAAP earnings (loss)	$90	$37	$15	$(4)	$138	$0.57
Net unrealized mark-to-market activity loss	-	-	5	-	5	0.02

2011 Core (non-GAAP) earnings (loss)	$90	$37	$20	$(4)	$143	$0.59

Six Months Ended June 30,
2012 GAAP earnings (loss)	$164	$59	$(368)	$(47)	$(192)	$(0.79)
Asset impairment charge	-	-	377	-	377	1.55
Decrease (increase) in tax benefit related to asset impairment and annual estimated effective income tax rate	-	-	(2)	45	43	0.18
Net unrealized mark-to-market activity, (gain) loss	(1)	-	5	(2)	2	0.01

2012 Core (non-GAAP) earnings (loss)	$163	$59	$12	$(4)	$230	$0.95

2011 GAAP earnings (loss)	$111	$70	$35	$(7)	$209	$0.87
Net unrealized mark-to-market activity gain	-	-	(4)	(2)	(6)	(0.03)

2011 Core (non-GAAP) earnings (loss)	$111	$70	$31	$(9)	$203	$0.84

AMEREN CORPORATION (AEE)

CONSOLIDATED STATEMENT OF INCOME (LOSS)

(Unaudited, in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Operating Revenues:
Electric	$1,513	$1,614	$2,823	$3,084
Gas	147	167	495	601

Total operating revenues	1,660	1,781	3,318	3,685

Operating Expenses:
Fuel	346	371	673	750
Purchased power	133	237	296	464
Gas purchased for resale	49	79	264	367
Other operations and maintenance	458	473	885	936
Asset impairments	-	2	628	2
Depreciation and amortization	195	194	394	389
Taxes other than income taxes	116	109	237	234

Total operating expenses	1,297	1,465	3,377	3,142

Operating Income (Loss)	363	316	(59)	543

Other Income and Expenses:
Miscellaneous income	20	17	37	33
Miscellaneous expense	7	5	22	10

Total other income	13	12	15	23

Interest Charges	112	104	225	223

Income (Loss) Before Income Taxes	264	224	(269)	343

Income Taxes (Benefit)	54	85	(76)	130

Net Income (Loss)	210	139	(193)	213

Less: Net Income (Loss) Attributable to Noncontrolling Interests	(1)	1	(1)	4

Net Income (Loss) Attributable to Ameren Corporation	$211	$138	$(192)	$209

Earnings (Loss) per Common Share - Basic and Diluted	$0.87	$0.57	$(0.79)	$0.87

Average Common Shares Outstanding	242.6	241.2	242.6	240.9

AMEREN CORPORATION (AEE)

CONSOLIDATED BALANCE SHEET

(Unaudited, in millions)

	June 30, 2012	December 31, 2011

ASSETS
Current Assets:
Cash and cash equivalents	$117	$255
Accounts receivable - trade, net	417	473
Unbilled revenue	374	324
Miscellaneous accounts and notes receivable	69	69
Materials and supplies	686	712
Mark-to-market derivative assets	156	115
Current regulatory assets	236	215
Other current assets	99	132

Total current assets	2,154	2,295

Property and Plant, Net	17,690	18,127
Investments and Other Assets:
Nuclear decommissioning trust fund	386	357
Goodwill	411	411
Intangible assets	12	7
Regulatory assets	1,551	1,603
Other assets	776	845

Total investments and other assets	3,136	3,223

TOTAL ASSETS	$22,980	$23,645

LIABILITIES AND EQUITY
Current Liabilities:
Current maturities of long-term debt	$179	$179
Short-term debt	30	148
Accounts and wages payable	479	693
Taxes accrued	141	65
Interest accrued	113	101
Customer deposits	97	98
Mark-to-market derivative liabilities	198	161
Current regulatory liabilities	145	133
Other current liabilities	221	207

Total current liabilities	1,603	1,785

Long-term Debt, Net	6,678	6,677
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes, net	3,199	3,315
Accumulated deferred investment tax credits	75	79
Regulatory liabilities	1,470	1,502
Asset retirement obligations	440	428
Pension and other postretirement benefits	1,251	1,344
Other deferred credits and liabilities	564	447

Total deferred credits and other liabilities	6,999	7,115

Ameren Corporation Stockholders’ Equity:
Common stock	2	2
Other paid-in capital, principally premium on common stock	5,600	5,598
Retained earnings	1,983	2,369
Accumulated other comprehensive loss	(30)	(50)

Total Ameren Corporation stockholders’ equity	7,555	7,919
Noncontrolling Interests	145	149

Total equity	7,700	8,068

TOTAL LIABILITIES AND EQUITY	$22,980	$23,645

AMEREN CORPORATION (AEE)

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited, in millions)

	Six Months Ended June 30,
	2012	2011

Cash Flows From Operating Activities:
Net income (loss)	$(193)	$213
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss on asset impairments	628	2
Net gain on sales of properties	(9)	(11)
Net mark-to-market (gain) loss on derivatives	11	(5)
Depreciation and amortization	373	373
Amortization of nuclear fuel	41	34
Amortization of debt issuance costs and premium/discounts	11	12
Deferred income taxes and investment tax credits, net	(100)	143
Allowance for equity funds used during construction	(17)	(15)
Other	8	-
Changes in assets and liabilities:
Receivables	(9)	23
Materials and supplies	27	55
Accounts and wages payable	(146)	(134)
Taxes accrued	75	76
Assets, other	11	82
Liabilities, other	72	(3)
Pension and other postretirement benefits	24	31
Counterparty collateral, net	(2)	23

Net cash provided by operating activities	805	899

Cash Flows From Investing Activities:
Capital expenditures	(565)	(507)
Nuclear fuel expenditures	(52)	(33)
Purchases of securities - nuclear decommissioning trust fund	(206)	(125)
Sales of securities - nuclear decommissioning trust fund	169	113
Proceeds from sales of properties	18	49
Other	(2)	9

Net cash used in investing activities	(638)	(494)

Cash Flows From Financing Activities:
Dividends on common stock	(187)	(186)
Dividends paid to noncontrolling interest holders	(3)	(3)
Short-term debt and credit facility repayments, net	(118)	(192)
Maturities of long-term debt	-	(150)
Generator advances received for construction	3	-
Repayments of generator advances received for construction	-	(73)
Issuances of common stock	-	32

Net cash used in financing activities	(305)	(572)

Net change in cash and cash equivalents	(138)	(167)
Cash and cash equivalents at beginning of year	255	545

Cash and cash equivalents at end of period	$117	$378

AMEREN CORPORATION (AEE)

CONSOLIDATED OPERATING STATISTICS

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Electric Sales - kilowatthours (in millions):
Ameren Missouri
Residential	3,048	2,942	6,321	6,791
Commercial	3,715	3,624	7,067	7,149
Industrial	2,185	2,181	4,265	4,248
Other	28	26	61	62

Native load subtotal	8,976	8,773	17,714	18,250
Off-system and wholesale	1,663	2,950	3,787	5,896

Subtotal	10,639	11,723	21,501	24,146

Ameren Illinois
Residential
Power supply and delivery service	2,367	2,577	5,015	5,720
Delivery service only	229	1	371	1
Commercial
Power supply and delivery service	726	885	1,507	1,844
Delivery service only	2,246	2,052	4,185	3,925
Industrial
Power supply and delivery service	375	360	782	719
Delivery service only	2,793	2,821	5,709	5,549
Other	123	128	261	266

Native load subtotal	8,859	8,824	17,830	18,024

Merchant Generation
Energy sales	6,559	7,458	12,961	14,893
Affiliate native energy sales	-	89	-	89

Subtotal	6,559	7,547	12,961	14,982

Eliminate affiliate sales	-	(89)	-	(89)
Eliminate Ameren Illinois/Merchant Generation common customers	(1,807)	(1,316)	(3,778)	(2,559)

Ameren Total	24,250	26,689	48,514	54,504

Electric Revenues (in millions):
Ameren Missouri
Residential	$337	$296	$592	$575
Commercial	301	285	507	501
Industrial	115	114	201	202
Other	19	6	47	24

Native load subtotal	772	701	1,347	1,302
Off-system and wholesale	50	90	111	191

Subtotal	$822	$791	$1,458	$1,493

Ameren Illinois
Residential
Power supply and delivery service	$262	$285	$532	$580
Delivery service only	9	-	14	-
Commercial
Power supply and delivery service	69	88	138	168
Delivery service only	40	34	75	65
Industrial
Power supply and delivery service	13	16	28	32
Delivery service only	11	10	21	20
Other	33	50	60	60

Native load subtotal	$437	$483	$868	$925

Merchant Generation
Non-affiliate energy sales	$251	$344	$494	$672
Affiliate native energy sales	72	48	159	94
Other	10	3	16	7

Subtotal	$333	$395	$669	$773

Eliminate affiliate revenues and other	(79)	(55)	(172)	(107)

Ameren Total	$1,513	$1,614	$2,823	$3,084

AMEREN CORPORATION (AEE)

CONSOLIDATED OPERATING STATISTICS

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Electric Generation - megawatthours (in millions):
Ameren Missouri	10.8	11.7	22.0	24.4
Merchant Generation
Ameren Energy Generating Company (Genco)	4.3	5.0	8.6	10.2
AmerenEnergy Resources Generating Company (AERG)	1.8	1.5	3.6	3.3
AmerenEnergy Medina Valley Cogen, L.L.C.	-	-	-	0.1

Subtotal	6.1	6.5	12.2	13.6

Ameren Total	16.9	18.2	34.2	38.0

Fuel Cost per kilowatthour (cents):
Ameren Missouri	1.632	1.493	1.630	1.497
Merchant Generation	2.486	2.416	2.463	2.400

Gas Sales - decatherms (in thousands):
Ameren Missouri	1,071	1,381	5,136	7,244
Ameren Illinois	8,173	9,485	42,264	51,927

Ameren Total	9,244	10,866	47,400	59,171

		June 30,		December 31,
		2012		2011
Common Stock:
Shares outstanding (in millions)		242.6		242.6
Book value per share		$31.14		$32.64

Capitalization Ratios:
Common equity		52.2%		53.4%
Preferred stock		1.0%		1.0%
Debt, net of cash		46.8%		45.6%